October 23, 2009

FLORIDA DEPARTMENT OF STATE
Division of Corporations

HORIZON BANCORPORATION, INC.
900 53RD AVE. EAST
BRADENTON, FL 34203

Re: Document Number P98000047475

The Amended and Restated Articles of Incorporation for HORIZON BANCORPORATION, INC., a Florida corporation, were filed on October 22, 2009.

This document was electronically received and filed under FAX audit number H09000226448.

Should you have any questions concerning this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Tracy L Lemieux
Regulatory Specialist II
Division of Corporations

Letter Number: 909A00033827

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HORIZON BANCORPORATION, INC.

The undersigned corporation, **HORIZON BANCORPORATION, INC.** (the "Corporation"), for the purposes of amending and restating its Amended and Restated Articles of Incorporation, and pursuant to the provisions of the Florida Business Corporation Act (the "Act"), executes the following Second Amended and Restated Articles of Incorporation:

ARTICLE I - NAME.

The name of the Corporation shall be **HORIZON BANCORPORATION, INC.**, and its principal place of business shall be 900-53rd Avenue E, Bradenton, Florida 34203.

ARTICLE II - NATURE OF BUSINESS.

The Corporation may engage in any activity or business permitted under the laws of the United States and of the State of Florida.

ARTICLE III - CAPITAL STOCK.

A. AUTHORIZED SHARES. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 26,000,000, consisting of 25,000,000 shares of common stock, par value $0.01 per share (the "Common Stock") and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The shares may be issued from time to time as authorized by the Board of Directors of the Corporation without further approval of the shareholders except as otherwise provided herein or to the extent that such approval is required by statute, rule or regulation.

B. COMMON STOCK. Except as otherwise provided by statute or Preferred Stock Designations (as defined below), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held of record by such holder as to each matter submitted to shareholders for approval. There shall be no cumulative voting rights in the election of directors of the Corporation.

C. PREFERRED STOCK. The shares of Preferred Stock may be issued from time to time in one or more series as may be established by the Board of Directors of the Corporation. The Board of Directors is hereby expressly authorized to fix and determine by resolution(s) the number of shares of each series of Preferred Stock and the designation thereof, any voting and other powers, preferences and relative participating, optional or special rights, including the number of votes, if any, per share and such qualifications,

limitations or restrictions on any such powers, preferences and rights as shall be stated in the resolution(s) providing for the issue of the series (a "Preferred Stock Designation") and as may be permitted by the Act. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of holders of a majority of the voting power of the then outstanding shares of capital stock, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless the vote of such holders if required pursuant to any Preferred Stock Designation.

D. DESIGNATION OF SERIES A PREFERRED STOCK. The first series of Preferred Stock shall be designated "Series A Preferred Stock" (the "Series A Preferred Stock") and shall consist of five thousand (5,000) shares, par value $0.01 per share. A statement of the relative powers, dividends, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock is as follows:

1. Dividends.

(a) Each share of Series A Preferred Stock shall be entitled to receive, in preference to the holders of Junior Securities (as hereinafter defined), semi-annual dividends at the rate of Thirty-Five Dollars ($35) per each six months. Such dividends shall be due and payable semi-annually in arrears on the fifteenth day of May and November of each year out of funds of the Corporation legally available for such purpose. The right of each holder of Series A Preferred Stock to such dividends shal be cumulative. Dividends shall accrue daily on each share of Series A Preferred Stock from the date of issuance thereof until such share of Series A Preferred Stock has been converted or redeemed as hereinafter set forth, provided, however that unpaid dividends shall not compound or bear interest and, except for the right for the dividends to cumulate, no right shall accrue to holders of shares of Series A Preferred Stock because dividends are not paid in any year. Such dividends shall be calculated on the basis of a 365-day year and shall be paid pro rata among the holders of the Series A Preferred Stock. The dividend rate specified above shall be equitably adjusted for any combinations, consolidations, recapitalizations, stock splits, reverse stock splits, stock dividends and the like. So long as any share of Series A Preferred Stock remains outstanding, no dividends shall be paid upon, or declared or set apart for, the Common Stock or any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to payment of dividends or rights on liquidation (the Common Stock and any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock being collectively referred to as "Junior Securities"), and no purchase, redemption or other acquisition may be made by the Corporation of any Junior Securities, unless and until all accrued and unpaid dividends on the then outstanding shares of the Series A Preferred Stock that have cumulated as provided herein shall have been or concurrently shall be paid.

(b) The holders of the shares of Common Stock shall be entitled to dividends when, as, and if declared by the Board of Directors, *pro rata* among the holders thereof based upon the number of shares of Common Stock held by such holder, subject to the dividend preferences set forth above for the Series A Preferred Stock.

2. Non-Voting. The Series A Preferred Stock shall be non-voting and the holders of the Series A Preferred Stock shall have no voting power whatsoever, and no holder of Series A Preferred Stock shall vote or otherwise participate in any proceding in which actions shall be taken by the Corporation or the shareholders thereof or be entitled to notification of any meeting of the Board of Directors or the shareholders.

3. Liquidation Preference.

(a) Series A Preferred Stock. Upon the occurrence of a Liquidating Event (as defined below), whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders, prior to and in preference to any payment or distribution made in respect of the Corporation's Junior Securities, One Thousand Dollars ($1,000) in cash for each share of Series A Preferred Stock together with all unpaid dividends thereon (the "Series A Liquidation Preference"). If, upon such Liquidating Event, the assets distributable to the holders of the Series A Preferred Stock shall be insufficient to permit the payment in full of the Series A Liquidation Preference, the assets of the Corporation shall be distributed to the holders of the Series A Preferred Stock ratably until the holders shall have received the full amount to which they would otherwise be entitled. If the assets of the Corporation are sufficient to permit the payment of the Series A Liquidation Preference to the holders of the Series A Preferred Stock, the remainder of the assets of the Corporation, if any, shall be distributed and divided as provided for in Section 3(b).

(b) Other Distributions. After the holders of the Series A Preferred Stock shall have been paid the full Series A Liquidation Preference pursuant to Section 3(a) above, the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Corporation's Common Stock in proportion to the shares of Common Stock held by them.

(c) Valuation of Securities. For purposes of this Section 3, if any asset distributed to shareholders upon the occurrence of any Liquidating Event consists of property other than cash or securities, the value of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors of the Corporation. Any securities to be delivered pursuant to this Section 3 shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by Section 3(c)(ii) hereof shall be valued at the Market Price (as defined below); and

(ii) Securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be valued at an appropriate discount from the Market Price, as reasonably determined by the Board of Directors in good faith, to reflect the adjusted fair market value thereof.

For purposes of this Statement, "Market Price" of any security means the average of the closing prices of such security's sales on the principal securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of five days consisting of the day prior to the day as of which Market Price is being determined and the four (4) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Market Price shall be the fair value thereof determined in good faith by the Corporation's Board of Directors.

(d) Liquidating Event. Any of the following shall be considered a "Liquidating Event", and shall entitle the holders of the Series A Preferred Stock and the Common Stock to receive at the closing, in cash, securities or other property, amounts as specified in Sections 3(a) and 3(b) (valued as provided in Section 3(c) above):

(i) any liquidation, dissolution or winding up of the Corporation or of its wholly-owned subsidiary, Horizon Bank (the "Bank"); or

(ii) any sale, transfer or assignment of all or substantially all of the assets of the Corporation or of the Bank;

provided, however, that none of the following shall be considered a Liquidating Transaction: (i) a reorganization, merger, share exchange, combination or consolidation involving the Corporation or the Bank, (ii) a merger or conversion effected exclusively for the purpose of changing the domicile or entity form of the Corporation or of the Bank or (iii) an equity or debt financing secured by any or all assets of the Corporation or of the Bank.

(e) Notice of Liquidating Event. The Corporation shall give written notice of any Liquidating Event (including the material terms and closing date thereof) to each holder of Series A Preferred Stock, not later than ten (10) days prior to the shareholders' meeting called to approve such Liquidating Event or ten (10) days prior to the closing of such Liquidating Event, whichever is later; provided, however, that any holder of Series A Preferred Stock may convert its shares of Series A Preferred Stock to Common Stock, pursuant to Section 4 below, at any time prior to the closing date stated in such notice. The Corporation shall give such holders prompt written notice of any material changes to the terms of the Liquidating Event or the closing date thereof, in which event the Liquidating Event shall not close sooner than ten (10) days after such additional notice is given. All written notices under this Section 3(e) shall be given by via first class mail, postage prepaid, at the holder's address as set forth in the records of the

Corporation, and shall be deemed effective on the date deposited with the United States Post Office.

4. Conversion of Series A Preferred Stock. Each holder of shares of Series A Preferred Stock shall have the right to convert such shares into shares of the Common Stock of the Corporation as follows:

(a) Optional Conversion. From and after the first anniversary of the issuance of shares of Series A Preferred Stock, subject to and in compliance with the provisions of this Section 4, all or any portion of such shares of the Series A Preferred Stock, at the option of the holder, may be converted at any time or from time to time into fully paid and nonassessable shares (calculated as to each conversion to the largest whole share) of Common Stock by multiplying the number of shares of Series A Preferred Stock to be converted by the sum of One Thousand Dollars ($1,000) plus accrued and unpaid dividends that have cumulated as provided herein on each share of Series A Preferred Stock and dividing the result by the Conversion Price (as defined below) then in effect.

(b) Conversion Price. The conversion price per share of Series A Preferred Stock (the "Conversion Price") shall be the greater of (i) the average of the highest bid and lowest asked prices of the Common Stock in the domestic over-the-counter market as represented by the National Quotation Bureau, Incorporated, or any similar successor organization, calculated as of the date that the converted Series A Preferred Stock was originally issued or (ii) the book value per share of Common Stock as set forth in the Form 10-K or 10-Q that is most recently filed by the Corporation before the date of conversion with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934. The Conversion Price shall be subject to adjustment as hereinafter provided.

(c) Subdivision of Combination of Common Stock. In the event that the Corporation at any time or from time to time shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reverse stock split, reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(d) Automatic Conversion. All of the outstanding shares of Series A Preferred Stock shall automatically convert into Common Stock upon the closing of a Change-in-Control (as defined below) and each share of Series A Preferred Stock shall automatically convert into Common Stock upon the fifth (5th) anniversary of the date of issuance thereof, whichever shall first occur. The Corporation shall make appropriate provisions to ensure that each of the holders of Series A Preferred Stock shall have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Stock, such shares of stock, securities, cash or assets as such holder would have received in connection with such Change-in-Control if such holder had converted its Series A Preferred Stock immediately prior to such Change-in-Control. For purposes of this Section 4, "Change-in-Control" means a reorganization, merger, share exchange combination or consolidation, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, share exchange combination or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged, combined or consolidated company's then outstanding voting securities.

(e) Conversion Procedure.

(i) Except as otherwise provided herein, each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on (i) the date on which the certificate or certificates representing the Series A Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation or (ii) if applicable, the date of automatic conversion specified in Section 4(d) above. At the time any such conversion has been effected, the rights of the holder of the shares converted as a holder of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(ii) Promptly after a conversion has been effected, the Corporation shall deliver to the converting holder:

(A) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(B) a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(iii) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the

holders of such Series A Preferred Stock for any issuance tax in respect thereof (so long as such certificates are issued in the name of the record holder of such Series A Preferred Stock) or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to ensure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes (other than any taxes relating to any dividends paid with respect thereto), liens, charges and encumbrances with respect to the issuance thereof.

(iv) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock. The Corporation shall assist and cooperate with any holder of such shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of such shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

(f) No Fractional Shares. No fractional share shall be issued upon the conversion of any share of shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the Series A Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose or determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise

acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend.

(i) Reservation of Common Stock. The Corporation shall, at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.

5. Retirement of Shares. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation shall be deemed retired and shall be cancelled and may not under any circumstances thereafter be reissued or otherwise disposed of by the Corporation.

ARTICLE IV - TERM AND COMMENCEMENT OF EXISTENCE.

This Corporation is to exist perpetually. The date of commencement of corporate existence is date of filing of Articles of Incorporation.

ARTICLE V - DIRECTORS.

A. The Corporation shall be under the direction of the Board of Directors. The Board of Directors shall consist of not less than six (6) nor more than twenty (20) directors. The number of directors within this range shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office. The Board of Directors shall be divided into three classes: Class I, Class II, and Class III, with each class to be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders of the Corporation (the "Annual Meeting") following the Annual Meeting at which such director was elected; provided, however, that the directors designated herein as members of Class I shall serve for a term ending on the date of the first Annual Meeting following the date on which such directors are so designated, the directors designated herein as members of Class II shall serve for a term ending on the date of the second Annual Meeting following the date on which said directors were so designated, and the directors designated herein as members of Class III shall serve for a term ending on the date of the third Annual Meeting following the date on which such directors were so designated. Notwithstanding the foregoing, each director shall serve until his successor is elected and qualified or until his death, resignation or removal.

B. Any director may be removed from office at any time, but only for cause, by the affirmative vote of holders of two-thirds of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class, at a meeting of shareholders called for that purpose, unless the removal has been approved by a resolution adopted by at least two-thirds of the directors then in office, in which event the

removal shall be approved by vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class, at a meeting of the shareholders called for that purpose. For purposes of this paragraph, "cause" shall mean any act or omission for which a director may be personally liable to the Corporation or its shareholders pursuant to Article VI hereof, as well as any other act or omission which relates to personal dishonesty, incompetence or intentional failure to perform stated duties.

C. Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of directorships, may be filled by the vote of a majority of directors then in office. Any director so chosen shall hold office until such director's successor shall have been elected and qualified. Any director chosen by the Board of Directors to fill a vacancy created, other than by reason of an increase in the number of directorships, shall serve for the unexpired term of the director whose vacancy is being filled. Any director chosen by the Board of Directors to fill a vacancy created by reason of an increase in the number of directorships shall serve for a term to expire at the next election of directors.

ARTICLE VI - DIRECTOR'S LIABILITY.

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director by reason of any act or omission, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 607.0831 of the Act; or (iv) for any transaction from which the director derives an improper personal benefit. If the Act is amended to authorize corporate action further limiting the personal liability of directors, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of Corporation existing at the time of such repeal or modification.

ARTICLE VII - SHAREHOLDER MEETINGS.

A. Special meetings of shareholders may be called at any time by the Chairman of the Board or the President, by a majority of the directors then in office or by the written request of the holders of at least 25% of the then outstanding shares of capital stock of the Corporation entitled to be cast, voting together as a single class.

B. The shareholders of the Corporation shall not be entitled to take any action by written consent in lieu of taking such action at an annual or special meeting of shareholders called for that purpose.

C. Advance notice of shareholder nominations for election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII - CERTAIN BUSINESS TRANSACTIONS.

A. The affirmative vote of holders of at least two-thirds of the outstanding shares of capital stock entitled to be cast at a meeting called to vote on any transaction submitted to the shareholders pursuant to this Article, voting together as a single class, shall be required for the approval or authorization of: (i) any merger or consolidation of the Corporation or any of its subsidiaries with or into any other corporation, partnership, person or other entity; or (ii) any sale, lease, exchange, transfer or disposition of all or substantially all of the assets of the Corporation or any of its subsidiaries to or with any other corporation, partnership, person or other entity; or (iii) adoption of any plan or proposal for the liquidation or dissolution of the Corporation; provided, however, that such two-thirds voting requirement shall not be applicable if the Board of Directors of the Corporation shall have approved any such action or transaction described in clauses (i), (ii) or (iii) by resolution adopted by at least two-thirds of the directors then in office, in which case the affirmative vote of holders of a majority of the outstanding shares of capital stock entitled to be cast, voting together as a single class, shall be required to approve such action or transaction.

B. The fact that any action or transaction complies with the provisions of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof to approve such action or transaction, recommendation, adoption or approval to the shareholders of the Corporation, nor shall any such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions or responses taken with respect to, such action or transaction.

ARTICLE IX - BYLAWS.

In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws of the Corporation by vote of at least two-thirds of the directors then in office, subject to the powers of the holders of the capital stock of the Corporation to alter, amend or repeal the Bylaws; provided, however, that, with respect to the powers of the holders of capital stock to alter, amend and repeal the Bylaws of the Corporation, notwithstanding any other provisions of these Articles of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of holders of any particular class or series of the capital stock of the Corporation required by law, or these Articles of Incorporation, the affirmative vote of holders of at least two-thirds of the voting power of the then outstanding shares of capital stock entitled to be cast, voting together as a single class, shall be required to alter, amend or repeal any provision of Bylaws.

ARTICLE X - AMENDMENT OF ARTICLES OF INCORPORATION.

The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders herein are granted subject to this

reservation. Notwithstanding the preceding sentence, the provisions set forth in this Article and Articles 3, 5, 6, 7, 8 and 9 hereof may not be altered, amended or repealed in any respect, and no other provision(s) may be adopted which would impair in any respect the operation or effect of any such provisions, except by the affirmative vote of holders of at least two-thirds of the voting power of the then outstanding shares of capital stock, voting together as a single class; provided, however, that such two-thirds voting requirement shall not be applicable if the Board of Directors of the Corporation shall approve such action by resolution adopted by at least two-thirds of the directors then in office, in which case the affirmative vote of holders of a majority of the then outstanding shares of capital stock entitled to be cast at the meeting of shareholders called for that purpose, voting together as a single class, shall be required to approve such action.

ARTICLE XI - ADOPTION BY DIRECTORS

These Third Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors on October 21st, 2009, without shareholder approval, as authorized by Sections 607.0602 and 607.1002 of the Act.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation, this 21st day of October, 2009.

Charles S. Conoley, President

CERTIFICATE OF AMENDMENT AND RESTATEMENT

OF THE ARTICLES OF INCORPORATION

OF HORIZON BANCORPORATION, INC.

The undersigned corporation, **Horizon Bancorporation, Inc.** (the "Corporation"), purports to Section 607.1007(4) of the Florida Business Corporation Act (the "Act"), executes and publishes the following certificate in conjunction with its Amended and Restated Articles of Incorporation:

1. The Third Amended and Restated Articles of Incorporation do not contain an amendment requiring shareholder approval.

2. The Third Amended and Restated Articles of Incorporation were approved by the Board of Directors pursuant to Sections 607.0602 and 607.1002 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment and Restatement of the Articles of Incorporation on behalf fo the Corporation on the 21st day of October, 2009.

Charles S. Conoley, President